SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 27, 2007
Strategic Diagnostics Inc.
(Exact Name of Registrant Specified in Charter)

Delaware	000-68440	56-1581761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Pencader Drive Newark, DE	19702

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 456-6789

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2007, the Board of Directors of the Registrant approved certain modifications to the compensation of Matthew H. Knight, the Registrant’s President and Chief Executive Officer, and James W. Stave, Ph.D., the Registrant’s Vice President, Research and Development. In addition, the Board of Directors approved a grant of options to purchase the Registrant’s common stock to both Mr. Knight and Dr. Stave.
Specifically, effective February 1, 2007, Mr. Knight’s base salary is increased to $300,000, and Dr. Stave’s to $220,000.
On February 27, 2007, Mr. Knight was granted options to purchase 40,000 shares of the Registrant’s common stock, and Dr. Stave was granted options to purchase 25,000 shares of the Registrant’s common stock. The exercise price for such options was the closing price of the common stock on the NASDAQ Global Market on February 27, 2007. The options vest in three equal installments on February 27, 2008, 2009 and 2010. All of the options will expire on February 27, 2017.
Both Mr. Knight’s and Dr. Stave’s overall targets under the Registrant’s Annual Incentive Plan (the “AIP”) and Long Term Incentive Plan (the “LTIP”) were left unchanged as a percentage of their base salaries. In Mr. Knight’s case, his target is 75% of his base salary for each of the AIP and LTIP, while for Dr. Stave his target is 75% of his base salary for each of the AIP and LTIP. Minor modifications were made to the allocation of performance goals (as between company and individual goals) within certain of these plans for both Mr. Knight and Dr. Stave.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC DIAGNOSTICS INC.
By:	/s/ Matthew H. Knight
Matthew H. Knight
Chief Executive Officer

Dated: March 5, 2007